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                                                                     Exhibit 3.1



                                       April 15, 1997


Howe Barnes Investments, Inc.
135 South LaSalle Street, Suite 1500
Chicago, Illinois  60603


     Re:                HBI Equity Trust, Series 3
                        --------------------------

Ladies/Gentlemen:

     We have served as special counsel for Howe Barnes Investments, Inc., as Sponsor and Depositor (the "Depositor") of HBI Equity Trust, Series 3 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated April 15, 1997 and a Standard Terms and Condition of Trust dated March 16, 1994 (collectively, the Indenture) each of which are between Howe Barnes Investments, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, pursuant to which the Depositor has delivered to and deposited the securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

          2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-23247) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Respectfully submitted,



                                       CHAPMAN AND CUTLER

MJK/cjw